Exhibit 99.1

Press Release
Fidelity National Information Services, Inc. Shareholders Overwhelmingly
Approve Proposals Related to the Acquisition of Metavante Technologies, Inc.
JACKSONVILLE, Fla. — September 4, 2009— Fidelity National Information Services, Inc. (NYSE:FIS) today announced that its shareholders have voted to approve the issuance of FIS common stock in connection with the merger of Metavante Technologies, Inc. into a wholly owned subsidiary of FIS, and the issuance of approximately 16 million shares of FIS common stock to affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. in connection with the equity investments in FIS to be made by those parties coincidentally with the completion of the merger.
FIS is targeting an October 1, 2009 completion date for the merger, subject to customary closing conditions.
About Fidelity National Information Services, Inc.
Fidelity National Information Services, Inc. (NYSE: FIS), a member of the S&P 500 Index, is a leading provider of core processing for financial institutions; card issuer and transaction processing services; and outsourcing services to financial institutions and retailers. FIS has processing and technology relationships with 40 of the top 50 global banks, including nine of the top 10. FIS has been ranked the number one banking technology provider in the world by American Banker and the research firm Financial Insights in the annual FinTech 100 rankings. Headquartered in Jacksonville, Fla., FIS maintains a strong global presence, serving more than 14,000 financial institutions in more than 90 countries worldwide. For more information on FIS, please visit www.fidelityinfoservices.com.
Forward Looking Statements
This press release contains statements related to FIS’ future plans and expectations, and, as such, constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown events, risks, uncertainties and other factors that, individually or in the aggregate, may cause actual results to be different from those expressed within this press release. The material risks and uncertainties that could cause actual results to differ materially from current expectations include, without limitation, the risks detailed from time to time in the reports and filings made by FIS with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site located at www.sec.gov. Readers are strongly urged to read the full cautionary statements contained in those materials. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.
Contacts
Mary K. Waggoner, Senior Vice President of Investor Relations, FIS
+1-904-854-3282, or
Marcia Danzeisen, Senior Vice President Marketing and Corporate Communications, FIS
+1-904-854-5083;
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